DATE:  May 10, 1999

CONTACTS:  Richard F. Komosinski, President & CEO
           Joseph D. Roberto, Vice President & Treasurer, CFO

PHONE:  914-965-2500

FOR IMMEDIATE RELEASE

                     YONKERS FINANCIAL CORPORATION ANNOUNCES
                         OPENING OF IN-STORE BRANCH AND
                     CONSOLIDATION OF ITS LENDING OPERATIONS


Yonkers, New York, May 10, 1999 - Yonkers Financial Corporation, the holding company for The Yonkers Savings and Loan Association, FA, announced today that it has opened a new full-service branch in the new ShopRite located at 240 East Sanford Blvd., Mt. Vernon, New York. The office opened on Saturday May 1, 1999 and represents the Association's third in-store branch. In building on the success of the two other in-store branches, President and Chief Executive Officer, Richard F. Komosinski, stated: "Supermarket banking is the biggest advancement in customer convenience in a long time. With extended evening and weekend hours our customers can now bank when they want to. In addition, this branch is part of our continuing plan to expand our banking franchise and to provide a complete range of consumer banking services to other communities." The branch will offer full banking services including consumer loans, residential and commercial mortgages along with all personal and business checking and savings accounts. The Company's other in-store branches are located in BJ's Wholesale Club Wappingers Falls, New York (Dutchess County) location and Yorktown Heights, New York (Westchester County) location.

The Company also announced that due to steadily increasing commercial real estate and residential loan volume, it has consolidated its lending operations by moving its Residential Mortgage Loan Center into a new larger facility adjacent to its corporate headquarters located at 6 Executive Plaza, Yonkers, New York. The new facility will consolidate the Company's residential, commercial real estate, and consumer lending operations under one roof. Commenting on the new lending center, Mr. Komosinski stated: "We believe this new facility will enhance our capacity to process increased loan production more efficiently while enabling us to expand our product line." The Residential Mortgage Loan Center was previously located at the Company's 2320 Central Park Avenue, Yonkers, New York branch location.


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The  Company  was  organized  in  1995  to  act as the  holding  company  of the
Association. The Association currently serves the financial needs of communities in its market area through four traditional retail offices and one lending center located in Yonkers, New York and three in-store branches located in Wappingers Falls, New York, Yorktown Heights, New York and Mt. Vernon, New York.

At March 31, 1999, the Company had consolidated total assets of $382.2 million, and stockholders' equity of $41.8 million. The Company's stock trades on THE NASDAQ STOCK Market under the symbol "YFCB".

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